Exhibit 99

For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)

TRAVELERS PROPERTY CASUALTY ANNOUNCES SETTLEMENT OF CERTAIN LITIGATION RELATING
TO MERGER WITH THE ST. PAUL COMPANIES

HARTFORD, Conn. (March 18, 2004) – Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) announced today the settlement of three lawsuits brought by four Travelers shareholders against Travelers and its board of directors relating to the proposed merger of Travelers with The St. Paul Companies, Inc. The settlement is subject to, among other things, court approval.

In connection with the settlement, Travelers and The St. Paul agreed to reduce the termination fee payable by Travelers or The St. Paul under certain circumstances set forth in the Agreement and Plan of Merger, as amended, among Travelers, The St. Paul and a wholly-owned subsidiary of The St. Paul from $300 million to $275 million, and to provide certain additional disclosure in the Travelers proxy statement filed with the SEC in connection with the merger on February 13, 2004.

On November 17, 2003, Travelers and The St. Paul announced a definitive merger agreement that will create the nation’s second largest commercial insurer, to be known as The St. Paul Travelers Companies. The combined company will be a leading provider of property and casualty insurance products distributed through independent agents and brokers and one of the largest financial services companies in the United States. The merger is expected to close in the second quarter of 2004, pending receipt of regulatory and shareholder approvals. Shareholder meetings for both companies are scheduled to occur on March 19, 2004.

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About Travelers Property Casualty

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The Company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers, see www.travelers.com.

Contacts

Media:	Institutional Investors:	Individual Investors:

Keith Anderson	Maria Olivo	Marc Parr
860/954-6390	860/277-8330	860/277-0779

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading “Forward-Looking Statements” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.